EXHIBIT 2.2
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
     THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of October 30, 2006 by and among MOTOROLA, INC., a Delaware corporation (“Parent”), MOTOROLA GTG SUBSIDIARY I CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and SYMBOL TECHNOLOGIES, INC., a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, Parent, Merger Sub and the Company are parties to an Agreement and Plan of Merger, dated as of September 18, 2006 (as amended hereby, the “Merger Agreement”; terms defined in the Merger Agreement and not otherwise defined herein are being used herein as therein defined), pursuant to which, and subject to the terms and conditions set forth therein, Merger Sub will merge with and into the Company; and
     WHEREAS, Parent, Merger Sub and the Company have agreed to amend the Merger Agreement on the terms provided herein in order to clarify the mechanics of payment of consideration to the holders of outstanding options of the Company.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
     Section 1. Amendment. The Merger Agreement is hereby amended as follows:
     (a) Section 4.2 is hereby amended by deleting the lead-in to such Section and subsections (a) and (b) of such Section in their entirety and inserting in lieu thereof the following:
     “4.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:
     (a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent appointed by Parent and approved by the Company prior to the date hereof (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for payment through the Exchange Agent in accordance with this Section 4.2, cash in an amount equal to the product of the Merger Consideration and the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, including all shares of Restricted Stock (exclusive of any shares to be cancelled pursuant to Section 4.1(b)) (the “Exchange Fund”). Pending distribution of the cash deposited with the Exchange Agent, such cash shall be held in trust for the benefit of the holders of Company Common Stock entitled to receive the Merger Consideration and shall not be used for any other purposes; provided, however, any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under

Section 4.1(c) shall be promptly returned to Parent. The Exchange Agent shall invest the Exchange Fund as directed by Parent provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, provided that no such investments shall have maturities that could prevent or delay payments to be made pursuant to this Article IV.
     (b) Exchange Procedures. Promptly (and in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each, a “Certificate”), (i) a letter of transmittal in customary form and as approved by the Company and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate (or effective affidavit of loss required by Section 4.2(g) in lieu thereof) for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article IV, after giving effect to any required withholding taxes pursuant to Section 4.2(f) hereof, and the Certificate so surrendered shall immediately be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, it will be a condition of payment of the Merger Consideration that the surrendered Certificate be properly endorsed, with signatures guaranteed, or otherwise in proper form for transfer and that the Person requesting such payment will pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or such Person will establish to the satisfaction of Parent that such taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate (or effective affidavit of loss required by Section 4.2(g) in lieu thereof) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 4.2. For purposes of this Agreement, the term “Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.”
     (b) Section 4.3 is hereby amended by deleting subsections (b) and (c) of such Section in their entirety and inserting in lieu thereof the following:
     ”(b) Notwithstanding the provisions of Section 4.3(a), in lieu of an Option Holder exercising his or her Company Stock Options, each Company Stock Option, to the extent remaining unexercised as of the Effective Time, shall be cancelled and shall thereafter no longer be exercisable except that the Option Holder thereof shall be entitled to a payment in cash (the “Option Payment”), as of the Effective Time, in an amount (if any) equal to (i) the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option held by such Option Holder, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, minus (ii) all applicable federal, state and local Taxes required to be withheld by the Company. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Company, for the benefit of the Option Holders, cash in an amount equal the aggregate amount of all Option Payments. Each Option Payment shall be paid by the Company or its agent to the applicable Option Holder as promptly as reasonably practicable after the Closing Date. Prior to the Effective Time, the Company agrees to take any and all actions necessary (including the adoption of resolutions by the Company Board to amend the Company Stock Plans (other than the Company’s 2000 Directors’ Stock Option Plan) and any other action reasonably requested by Parent) to approve and effectuate the foregoing.
     (c) [INTENTIONALLY OMITTED]”
     Section 2. Representations of the Company. The Company hereby represents and warrants to Parent and Merger Sub as follows:
     (a) The Company has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger Agreement (as amended by this Amendment) and to consummate the Merger, subject only to the Company Voting Proposal and the filing of the Certificate of Merger pursuant to Delaware Law.
     (b) This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, the Merger Agreement (as amended by this Amendment) constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the rights of creditors and rules of Law governing specific performance, injunctive relief or other equitable remedies.
     Section 3. Representations of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:
     (a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger Agreement (as amended by this Amendment) and to consummate the Merger, subject only to the filing of the Certificate of Merger pursuant to Delaware law.
     (b) This Amendment has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the

Company, the Merger Agreement (as amended by this Amendment) constitutes the valid and binding agreement of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be subject to Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the rights of creditors and rules of Law governing specific performance, injunctive relief or other equitable remedies.
     Section 4. Effective Date; No Implied Amendments. Each of the parties agrees that the amendments to the Merger Agreement contained herein shall be effective upon execution of this Amendment by each party hereto. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect in accordance with its terms. This Amendment shall not be deemed to constitute a waiver of, or consent to, or a modification or amendment of, any other provision of the Merger Agreement except as expressly provided herein or to prejudice any other right or rights which any party may now have or may have in the future under or in connection with the Merger Agreement. This Amendment shall not constitute an agreement or obligation of any party to consent to, waive, modify or amend any term, condition, subsection or section of the Merger Agreement, except as expressly provided herein.
     Section 5. Benefit of the Agreement. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and executors. This Amendment shall not be construed so as to confer any right or benefit upon any Person, other than the parties hereto and their respective successors, permitted assigns, heirs and executors.
     Section 6. Headings. The headings used in this Amendment are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Amendment.
     Section 7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.
     Section 8. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     Section 9. References to Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Merger Agreement shall mean the Merger Agreement as amended by this Amendment; provided, that for the avoidance of doubt, all references to the “date hereof”, the “date of this Agreement” and words or expressions of similar import shall refer to September 18, 2006.
[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Agreement and Plan of Merger as of the date first written above.

MOTOROLA, INC.
By:	/s/ Donald F. McLellan
	Name:	Donald F. McLellan
	Title:	Corporate Vice President

MOTOROLA GTG SUBSIDIARY I CORP.
By:	/s/ Donald F. McLellan
	Name:	Donald F. McLellan
	Title:	Corporate Vice President

SYMBOL TECHNOLOGIES, INC.
By:	/s/ Salvatore Iannuzzi
	Name:	Salvatore Iannuzzi
	Title:	President and Chief Executive Officer